                                                                     EXHIBIT 4.4


                             FORM OF REGISTERED LYON


               FOR PURPOSES OF SECTIONS 1273 AND 1275 OF THE INTERNAL REVENUE CODE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT WITH RESPECT TO EACH $1,000 OF PRINCIPAL AMOUNT AT MATURITY OF THIS SECURITY IS $662.15, THE ISSUE DATE IS FEBRUARY 16, 1999, THE YIELD TO MATURITY IS 5.5%.



                        IDEC PHARMACEUTICALS CORPORATION

                      Liquid Yield Option(TM) Note due 2019
                           (Zero Coupon-Subordinated)


No. R-                                      CUSIP: 449370 AC 9
Issue Date:    February 16, 1999            Original Issue Discount:  $662.15
Issue Price:   $337.85                      (for each $1,000 Principal Amount at
(for each $1,000 Principal Amount           Maturity)
at Maturity)

               IDEC PHARMACEUTICALS CORPORATION, a Delaware corporation, promises to pay to ________ or registered assigns, the Principal Amount at Maturity of ________ Dollars on February 16, 2019.

               This Security shall not bear interest except as specified on the other side of this Security. Original Issue Discount will accrue as specified on the other side of this Security. This Security is convertible as specified on the other side of this Security.

               Additional provisions of this Security are set forth on the other side of this Security.

Dated:                                    IDEC PHARMACEUTICALS CORPORATION



                                        By______________________________________
                                             Title:

Attest:



Title:


TRUSTEE'S CERTIFICATE OF
  AUTHENTICATION

CHASE MANHATTAN BANK
AND TRUST COMPANY, NATIONAL ASSOCIATION

as Trustee, certifies that this is one of the Securities referred to in the within-mentioned
Indenture.


By_________________________________
    Authorized Signatory

Dated:_____________________________

                         [FORM OF REVERSE SIDE OF LYON]

                      Liquid Yield Option(TM) Note Due 2019
                           (Zero Coupon-Subordinated)


1.      Interest.

               This Security shall not bear interest, except as specified in this paragraph or in paragraph 10 hereof. If the Principal Amount at Maturity hereof or any portion of such Principal Amount at Maturity is not paid when due (whether upon acceleration pursuant to Section 6.02 of the Indenture, upon the date set for payment of the Redemption Price pursuant to paragraph 5 hereof, upon the date set for payment of the Purchase Price or Change in Control Purchase Price pursuant to paragraph 6 hereof or upon the Stated Maturity of this Security) or if interest due hereon or any portion of such interest is not paid when due in accordance with paragraph 10 hereof, then in each such case the overdue amount shall, to the extent permitted by law, bear interest at the rate of 5.5% per annum, compounded semiannually, which interest shall accrue from the date such overdue amount was originally due to the date payment of such amount, including interest thereon, has been made or duly provided for. All such interest shall be payable on demand. The accrual of such interest on overdue amounts shall be in lieu of, and not in addition to, the continued accrual of Original Issue Discount.

               Original Issue Discount (the difference between the Issue Price and the Principal Amount at Maturity of the Security), in the period during which a Security remains outstanding, shall accrue at 5.5% per annum, on a semiannual bond equivalent basis using a 360-day year composed of twelve 30-day months, from the Issue Date of this Security.

2.      Method of Payment.

               Subject to the terms and conditions of the Indenture, the Company will make payments in respect of Redemption Prices, Purchase Prices, Change in Control Purchase Prices and at Stated Maturity to Holders who surrender Securities to a Paying Agent to collect such payments in respect of the Securities. The Company will pay cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may make such cash payments by check payable in such money.

3.      Paying Agent; Conversion Agent and Registrar.

               Initially, Chase Manhattan Bank and Trust Company, National Association, a national banking association organized under the laws of the United States (the "Trustee"), will act as Paying Agent, Conversion Agent and Registrar. The Company may appoint and change any Paying Agent, Conversion Agent, Registrar or co-registrar without notice, other than notice to the Trustee except that the Company will maintain at least one Paying Agent in the State of New York, City of New York, Borough of Manhattan, which shall initially be an office or agency of the Trustee. The Company or any of its Subsidiaries or any of their Affiliates may act as Paying Agent, Conversion Agent, Registrar or co-registrar.

4.      Indenture.

               The Company issued the Securities under an Indenture dated as of February 16, 1999 (the "Indenture"), between the Company and the Trustee. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as in effect from time to time (the "TIA"). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Securities are subject to all such terms , and Securityholders are referred to the Indenture and the TIA for a statement of those terms.

               The Securities are general unsecured obligations of the Company limited to $345,000,000 aggregate Principal Amount at Maturity (subject to Section 2.07 of the Indenture). The Indenture does not limit other indebtedness of the Company, secured or unsecured.

5.      Redemption at the Option of the Company.

               No sinking fund is provided for the Securities. The Securities are redeemable as a whole, or from time to time in part, at any time at the option of the Company at the Redemption Prices set forth below, provided that the Securities are not redeemable prior to February 16, 2004.

               The table below shows Redemption Prices of a Security per $1,000 Principal Amount at Maturity on the dates shown below and at Stated Maturity, which prices reflect accrued Original Issue Discount calculated to each such date. The Redemption Price of a Security redeemed between such dates shall include an additional amount reflecting the additional Original Issue Discount accrued since the next preceding date in the table.

                                                                 (2)               (3)
                                             (1)               Accrued         Redemption
                                            LYON           Original Issue         Price
Redemption Date                          Issue Price     Discount at 5.5%       (1) + (2)
---------------                          -----------     ----------------      -----------
February 16, 2004...................     $ 337.85        $    105.29            $  443.14
February 16, 2005...................       337.85             130.00               467.85
February 16, 2006...................       337.85             156.09               493.94
February 16, 2007...................       337.85             183.63               521.48
February 16, 2008...................       337.85             212.70               550.55
February 16, 2009...................       337.85             243.40               581.25
February 16, 2010...................       337.85             275.81               613.66
February 16, 2011...................       337.85             310.02               647.87
February 16, 2012...................       337.85             346.15               684.00
February 16, 2013...................       337.85             384.28               722.13
February 16, 2014...................       337.85             424.55               762.40
February 16, 2015...................       337.85             467.06               804.91
February 16, 2016...................       337.85             511.93               849.78
February 16, 2017...................       337.85             559.32               897.17
February 16, 2018...................       337.85             609.34               947.19
At Stated Maturity..................       337.85             662.15            $1,000.00

               If converted to a semiannual coupon note following the occurrence of a Tax Event, this Security will be redeemable at the Restated Principal Amount plus accrued and unpaid interest from the date of such conversion through the Redemption Date; but in no event will this Security be redeemable before February 16, 2004.

6.      Purchase by the Company at the Option of the Holder.

               Subject to the terms and conditions of the Indenture, the Company shall become obligated to purchase, at the option of the Holder, the Securities held by such Holder on the following Purchase Dates and at the following Purchase Prices per $1,000 Principal Amount at Maturity, upon delivery of a Purchase Notice containing the information set forth in the Indenture at any time from the opening of business on the date that is 20 Business Days prior to such Purchase Date until the close of business on such Purchase Date and upon delivery of the Securities to the Paying Agent by the Holder as set forth in the Indenture.

        Purchase Date                              Purchase Price
        -------------                              --------------
        February 16, 2004                             $443.14
        February 16, 2009                             $581.25
        February 16, 2014                             $762.40

               The Purchase Price (equal to the Issue Price plus accrued Original Issue Discount to the Purchase Date) may be paid, at the option of the Company, in cash or by the issuance and delivery of shares of Common Stock of the Company, or in any combination thereof.

               If prior to a Purchase Date this Security has been converted to a semiannual coupon note following the occurrence of a Tax Event, the Purchase Price will be equal to the Restated Principal Amount plus accrued and unpaid interest from the date of conversion to the Purchase Date.

               At the option of the Holder and subject to the terms and conditions of the Indenture, the Company shall become obligated to purchase the Securities held by such Holder 35 Business Days after the occurrence of a Change in Control of the Company occurring on or prior to February 16, 2004 for a Change in Control Purchase Price equal to the Issue Price plus accrued Original Issue Discount to the Change in Control Purchase Date, which Change in Control Purchase Price shall be paid in cash. If prior to a Change in Control Purchase Date this Security has been converted to a semiannual coupon note following the occurrence of a Tax Event, the Change in Control Purchase Price shall be equal to the Restated Principal Amount plus accrued and unpaid interest from the date of conversion to the Change in Control Purchase Date.

               Holders have the right to withdraw any Purchase Notice or Change in Control Purchase Notice, as the case may be, by delivering to the Paying Agent a written notice of withdrawal in accordance with the provisions of the Indenture.

               If cash (and/or securities if permitted under the Indenture) sufficient to pay the Purchase Price or Change in Control Purchase Price, as the case may be, of all Securities or portions thereof to be purchased as of the Purchase Date or the Change in Control Purchase Date, as the case may be, is deposited with the Paying Agent on the Business Day following the Purchase Date or the Change in Control Purchase Date, as the case may be, Original Issue Discount ceases to accrue on such Securities (or portions thereof) immediately after such Purchase Date or Change in Control Purchase Date, as the case may be, and the Holder thereof shall have no other rights as such (other than the right to receive the Purchase Price or Change in Control Purchase Price, as the case may be, upon surrender of such Security).

7.      Notice of Redemption.

               Notice of redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Securities to be redeemed at the Holder's registered address. If money sufficient to pay the Redemption Price of all Securities (or portions thereof) to be redeemed on the Redemption Date is deposited with the Paying Agent prior to or on the Redemption Date, immediately after such Redemption Date original issue Discount ceases to accrue on such Securities or portions thereof. Securities in denominations larger than $1,000 of Principal Amount at Maturity may be redeemed in part but only in integral multiples of $1,000 of Principal Amount at Maturity.

8.      Conversion.

               Subject to the next two succeeding sentences, a Holder of a Security may convert it into Common Stock of the Company at any time before the close of business on February 16, 2019. If the Security is called for redemption, the Holder may convert it at any time before the close of business on the Redemption Date. A security in respect of which a Holder has delivered a Purchase Notice or Change in Control Purchase Notice exercising the option of such Holder to require the Company to purchase such Security may be converted only if such notice of exercise is withdrawn in accordance with the terms of the Indenture.

               The initial Conversion Rate is 6.734 shares of Common Stock per $1,000 Principal Amount at Maturity, subject to adjustment in certain events described in the Indenture. The Company will deliver cash or a check in lieu of any fractional share of Common Stock.

               In the event the Company exercises its option pursuant to Section
10.01 of the Indenture to have interest in lieu of Original Issue Discount accrue on the Security following a Tax Event, the Holder will be entitled on conversion to receive the same number of shares of Common Stock such Holder would have received if the Company had not exercised such option. If the Company exercises such option, Securities surrendered for conversion during the period from the close of business on any Regular Record Date next preceding any Interest Payment Date to the opening of business of such Interest Payment Date (except Securities to be redeemed on a date within such period) must be accompanied by payment of an amount equal to the interest thereon that the registered Holder is to receive. Except where Securities surrendered for conversion must be accompanied by payment as described above, no interest on converted Securities will be payable by the Company on any Interest Payment Date subsequent to the date of conversion.

               To convert a Security, a Holder must (1) complete and manually sign the conversion notice below (or complete and manually sign a facsimile of such notice) and deliver such notice to the Conversion Agent, (2) surrender the Security to the Conversion Agent, (3) furnish appropriate endorsements and transfer documents if required by the Conversion Agent, the Company or the Trustee and (4) pay any transfer or similar tax, if required.

               A Holder may convert a portion of a Security if the Principal Amount at Maturity of such portion in $1,000 or an integral multiple of $1,000. No payment or adjustment will be made for dividends on the Common Stock except as provided in the Indenture. On conversion of a Security, that portion of accrued Original Issue Discount (or interest if the Company has exercised its option provided for in paragraph 10 hereof) attributable to the period from the Issue Date (or, if the Company has exercised the option referred to in paragraph 10 hereof, the later of (x) the date of such exercise and (y) the date on which interest was last paid) through the Conversion Date with respect to the converted Security shall not be cancelled, extinguished or forfeited, but rather shall be deemed to be paid in full to the Holder thereof through the delivery of the Common Stock (together with the cash payment, if any, in lieu of fractional shares) in exchange for the Security being converted pursuant to the terms hereof; and the fair market value of such shares of Common Stock (together with any such cash payment in lieu of fractional shares) shall be treated as issued, to the extent thereof, first in exchange for Original Issue Discount (or interest, if the Company has exercised its option provided for in paragraph 10 hereof) accrued through the Conversion Date, and the balance, if any, of such fair market value of such Common Stock (and any such cash payment) shall be treated as issued in exchange for the Issue Price of the Security being converted pursuant to the provisions hereof.

               The Conversion Rate will be adjusted for dividends or distributions on Common Stock payable in Common Stock or other Capital Stock; subdivisions, combinations or certain reclassifications of Common Stock; distributions to all holders of Common Stock of certain rights to purchase Common Stock for a period expiring within 60 days at less than the Quoted Price at the Time of Determination; and distributions to such holders of assets or debt securities of the Company or certain rights to purchase securities of the Company (excluding certain cash dividends or distributions). However, no adjustment need be made if Securityholders may participate in the transaction or in certain other cases. The Company from time to time may voluntarily increase the Conversion Rate.

               If the Company is a party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of its assets, or upon certain distributions described in the Indenture, the right to convert a Security into Common Stock may be changed into a right to convert it into securities, cash or other assets of the Company or another person.

9.      Conversion Arrangement on Call for Redemption.

               Any Securities called for redemption, unless surrendered for conversion before the close of business on the Redemption Date, may be deemed to be purchased from the Holders of such Securities at an amount not less than the Redemption Price, by one or more investment bankers or other purchasers who may agree with the Company to purchase such Securities from the Holders, to convert them into Common Stock of the Company and to make payment for such Securities to the Trustee in trust for such Holders.

10.     Tax Event.

               (a) From and after (i) the date (the "Tax Event Date") of the occurrence of a Tax Event and (ii) the date the Company exercises such option, whichever is later (the "Option Exercise Date"), at the option of the Company, interest in lieu of future Original Issue Discount shall accrue at the rate of 5.5% per annum on a principal amount per Security (the "Restated Principal Amount") equal to the Issue Price plus Original Issue Discount accrued through the Option Exercise Date and shall be payable semiannually on February 16 and August 16 of each year (each an "Interest Payment Date") to holders of record at the close of business on February 1 or August 1 (each a "Regular Record Date") immediately preceding such interest Payment Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months and will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Option Exercise Date.

               (b) Interest on any Security that is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the person in whose name that Security is registered at the close of business on the Regular Record Date for such interest at the office or agency of the Company maintained for such purpose. Each installment of interest on any Security shall be paid in same-day funds by transfer to an account maintained by the payee located inside the United States.

               (c) Except as otherwise specified with respect to the Securities, any Defaulted Interest on any Security shall forthwith cease to be payable to the registered Holder thereof on the relevant Regular Record Date by virtue of having been such Holder, and such Defaulted Interest may be paid by the Company as provided for in Section 10.02(b) of the Indenture.

11.     Denominations; Transfer; Exchange.

               The Securities are in fully registered form, without coupons, in denominations of $1,000 of Principal Amount at Maturity and integral multiples of $1,000. A Holder may transfer or exchange Securities in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not transfer or exchange any Securities selected for redemption (except, in the case of a Security to be redeemed in part, the portion of the Security not to be redeemed) or any Securities in respect of which a Purchase Notice or Change in Control Purchase Notice has been given and not withdrawn (except, in the case of a Security to be purchased in part, the portion of the Security not to be purchased) or any Securities for a period of 15 days before a selection of Securities to be redeemed.

12.     Persons Deemed Owners.

               The registered Holder of this Security may be treated as the owner of this Security for all purposes.

13.     Unclaimed Money or Securities.

               The Trustee and the Paying Agent shall return to the Company upon written request any money or securities held by them for the payment of any amount with respect to the Securities that remains unclaimed for two years after deposit of such money or securities with the Trustee or the Paying Agent, subject to applicable unclaimed property law. After return to the Company, Holders entitled to the money or securities must look to the Company for payment as general creditors unless an applicable abandoned property law designate another person.

14.     Amendment; Waiver.

               Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Securities may be amended with the written consent of the Holders of at least a majority in aggregate Principal Amount at Maturity of the Securities at the time outstanding and (ii) certain Defaults may be waived with the written consent of the Holders of a majority in aggregate Principal Amount at Maturity of the Securities at the time outstanding. Subject to certain exceptions set forth in the Indenture, without the consent of any Securityholder, the Company and the Trustee may amend the Indenture or the Securities to cure any ambiguity, omission, defect or inconsistency, or to comply with Article 5 or Section 11.14 of the Indenture, to provide for uncertificated Securities in addition to or in place of certificated Securities or to make any change that does not adversely affect the rights of any Securityholder, to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA or to add to the covenants or obligations of the Company under the Indenture or surrender any right, power or option conferred by the Indenture on the Company.

15.     Defaults and Remedies.

               Under the Indenture, Events of Default include (i) if the Securities have been converted to semiannual coupon notes following a Tax Event, default in the payment of interest which default continues for a period of 30 days; (ii) default in payment of the Principal Amount at Maturity (or, if the Securities have been converted to semiannual coupon notes following a Tax Event, the Restated Principal Amount), Issue Price plus accrued Original Issue Discount, Redemption Price, Purchase Price or Change in Control Purchase Price, as the case may be, in respect of the Securities when the same becomes due and payable; (iii) failure by the Company to comply with other agreements in the Indenture or the Securities, subject to notice and lapse of time; (iv) default (after expiration of any applicable grace periods) under any bond, debenture, note or other evidence of indebtedness for money borrowed of the Company having an aggregate outstanding principal amount of in excess of the greater of (a) $10 million or (b) 5% of Consolidated Net Assets, which default shall have resulted in such indebtedness being accelerated, without such indebtedness being discharged or such acceleration having been cured, waived, rescinded or annulled within 15 days after receipt by the Company of Notice of Default; provided, however, that if any such failure or acceleration referred to in (a) or (b) above shall cease or be cured, waived, rescinded or annulled, then the Event of Default by reason thereof shall be deemed not to have occurred; (v) certain events of bankruptcy or insolvency; and (vi) failure by the Company to deliver shares of Common Stock or cash in lieu thereof (together with cash in lieu of fractional shares) unless such Common Stock or cash (or cash in lieu of fractional shares) is required to be delivered following conversion of a Security and continuance of such Default for 10 days. If an Event of Default occurs and is continuing, the Trustee, or the Holders of at least 25% in aggregate Principal Amount at Maturity of the Securities at the time outstanding, may declare all the Securities to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default which will result in the Securities becoming due and payable immediately upon the occurrence of such Events of Default.

               Securityholders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Securities unless it receives reasonable indemnity or security. Subject to certain limitations, Holders of a majority in aggregate Principal Amount at Maturity of the Securities at the time outstanding may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Securityholders notice of any continuing Default (except a Default in payment of amounts specified in clause (i) or (ii) above) if it determines that withholding notice is in their interests.

16.     Subordination.

               The Securities are subordinated to all existing and future Senior Indebtedness. To the extent provided in the Indenture, Senior Indebtedness must be paid before the Securities may be paid. The Indenture does not limit the present or future amount of Senior Indebtedness the Company may have. The Company agrees, and each Securityholder by accepting a Security agrees, to the subordination and authorizes the Trustee to give it effect and appoints the Trustee as attorney-in-fact for such purpose.

17.     Trustee Dealings with the Company.

               Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

18.     No Recourse Against Others.

               A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Security, each Securityholder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

19.     Authentication.

               This Security shall not be valid until an authorized officer of the Trustee manually signs the Trustee's Certificate of Authentication on the other side of this Security.

20.     Abbreviations.

               Customary abbreviations may be used in the name of a Securityholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT

TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

21.     GOVERNING LAW.

               THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THE INDENTURE AND THIS SECURITY, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

                                 ---------------

               The Company will furnish to any Securityholder upon written request and without charge a copy of the Indenture which has in it the text of this Security in larger type. Requests may be made to:

               IDEC Pharmaceuticals Corporation
               11011 Torreyama Road
               San Diego, California  92121
               Attention:  Chief Financial Officer

             ASSIGNMENT FORM                          CONVERSION NOTICE

To assign this Security, fill in the         To convert this Security into
form below:                                  Common Stock of the Company, check
                                             the box:
I or we assign and transfer this
Security to

    ---------------------------------        To convert only part of this
                                             Security, state the Principal
    ---------------------------------        Amount at Maturity to be converted
                                             (which must be $1,000 or an
         (Insert assignee's soc.             integral multiple of $1,000):
           sec. or tax ID no.)

________________________________________
                                             If you want the stock certificate
________________________________________     made out in another person's name,
                                             fill in the form below:
________________________________________

________________________________________
     (Print or type assignee's name,                (Insert other person's
          address and zip code)                    soc. sec. or tax ID no.)

and irrevocably appoint _________ agent to   ___________________________________
transfer this Security on the books of the
Company. The agent may substitute another    ___________________________________
to act for him.
                                             ___________________________________

                                             ___________________________________
                                             (Print or type other person's name,
                                             address and zip code)

________________________________________________________________________________

Date:_________________________          Your Signature:_________________________


________________________________________________________________________________
     (Sign exactly as your name appears on the other side of this Security)